UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

WORLD SURVEILLANCE GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32509	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael K. Clark resigned as a member of the Company’s Board of Directors and as its Chairman effective on April 27, 2012 for personal reasons.

Anthony R. Bocchichio was appointed by the Board of Directors to serve as a Class II Director of the Company to serve until the 2012 Annual Meeting of Stockholders of the Company and as Chairman of the Board, effective as of April 29, 2012. There is no understanding or arrangement between Mr. Bocchichio and any other person pursuant to which Mr. Bocchichio was appointed as a director and as Chairman. Mr. Bocchichio has no family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Company did not appoint Mr. Bocchichio to any committees at this time. Mr. Bocchichio entered into a letter agreement with the Company dated April 29, 2012 in connection with his services as a director and as Chairman of the Board that provides for the issuance of 5.0 million shares of the Company’s common stock for his first year of service and the payment to him of $5,000 per month as compensation. The Company also entered into its standard indemnification agreement with Mr. Bocchichio. Mr. Bocchichio has never had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the agreement for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Letter Agreement, dated April 29, 2012, by and between World Surveillance Group Inc. and Anthony R. Bocchichio.

99.1	Press release dated April 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Surveillance Group Inc. (Registrant)

Date: April 30, 2012	/s/ Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer